Exhibit 10.1


                                                                    Amended JDOA
                                                               Execution Version
                                                          Dated January 15, 2002



                              AMENDED AND RESTATED

             SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT

                                     BETWEEN

                              ELAN CORPORATION, PLC


                        ELAN INTERNATIONAL SERVICES, LTD.


                                       AND


                        GENEREX BIOTECHNOLOGY CORPORATION



                                       AND


                             GENEREX (BERMUDA), LTD.

                                      INDEX
                                      -----

CLAUSE 1   DEFINITIONS

CLAUSE 2   NEWCO'S BUSINESS

CLAUSE 3   REPRESENTATIONS AND WARRANTIES

CLAUSE 4   AUTHORIZATION AND CLOSING

CLAUSE 5   DIRECTORS; MANAGEMENT AND R&D COMMITTEES

CLAUSE 6   THE BUSINESS PLAN AND REVIEWS

CLAUSE 7   RESEARCH AND DEVELOPMENT

CLAUSE 8   COMMERCIALIZATION

CLAUSE 9   OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS/NONCOM PETITION

CLAUSE 10  INTELLECTUAL PROPERTY RIGHTS

CLAUSE 11  CROSS LICENSING/EXPLOITATION OF PRODUCTS OUTSIDE FIELDS

CLAUSE 12  REGULATORY MATTERS/CLINICAL TRIALS

CLAUSE 13  MANUFACTURING

CLAUSE 14  TECHNICAL SERVICES AND ASSISTANCE

CLAUSE 15  AUDITORS, BANKERS, ACCOUNTING REFERENCE DATE; SECRETARY

CLAUSE 16  TRANSFER OF SHARES; RIGHTS OF FIRST OFFER; TAG ALONG RIGHTS

CLAUSE 17  MATTERS REQUIRING DIRECTORS' APPROVAL

CLAUSE 18  DISPUTES

CLAUSE 19  TERMINATION

CLAUSE 20  SHARE RIGHTS

CLAUSE 21  CONFIDENTIALITY

CLAUSE 22  COSTS

CLAUSE 23  GENERAL

THIS AMENDED AND RESTATED SUBSCRIPTION, JOINT DEVELOPMENT AND OPERATING AGREEMENT made this 15th day of January 2002

BETWEEN:

(1) ELAN CORPORATION, PLC, a public limited company incorporated under the laws of Ireland, and having its registered office at Lincoln House, Lincoln Place, Dublin 2, Ireland;

(2) ELAN INTERNATIONAL SERVICES, LTD., a Bermuda exempted limited liability company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("EIS");

(3) GENEREX BIOTECHNOLOGY CORPORATION a corporation duly incorporated and validly existing under the laws of Delaware; and

(4) GENEREX (BERMUDA), LTD. a Bermuda exempted limited liability company incorporated under the laws of Bermuda, and having its registered office at Clarendon House, 2 Church St., Hamilton, Bermuda ("Newco").


                                    RECITALS:

A. Newco, Generex, Elan and EIS have entered into a Subscription, Joint Development and Operating Agreement, dated as of January 17, 2001 (the "Original JDOA"). Capitalized terms used herein are defined below.

B. Pursuant to the Original JDOA, Newco issued and sold to Generex, and Generex purchased from Newco, for aggregate consideration of $7.5 million, 6,000 Newco's common shares, par value $1.00 per share (the "Common Shares").

         Additionally, Newco issued and sold to the Shareholders (as defined below), and the Shareholders purchased from Newco, for aggregate consideration of $7.5 million apportioned between them as set forth herein, 6,000 Newco's preference Shares, par value $1.00 per share (the "Preference Shares"), allocated 3,612 Preference Shares to Generex for aggregate consideration of $4.515 million and 2,388 Preference Shares to EIS for aggregate consideration of $2.985 million.

B. As of the Closing Date, Elan had entered into the Original Elan License Agreement, and Generex has entered into the Original Generex License Agreement.

C. Elan and Generex have agreed to co-operate in the research, development and commercialization of the Products (as defined below) based on their respective technologies.

D. Elan and Generex entered into the Original JDOA for the purpose of recording the terms and conditions regulating their relationship with each other, with respect to the licenses of intellectual property granted under the Original License Agreements.

E. Contemporaneously herewith, Elan and Newco are amending the Original Elan License Agreement and entering into the Amended Elan License Agreement with respect to the Elan Intellectual Property and Generex and Newco are amending the Original Generex License Agreement and entering into the Amended Generex License Agreement with respect to the Generex Intellectual Property.

F. The Parties desire to desire to amend and restate the Original JDOA in its entirety, in accordance with the terms and conditions set forth below.


NOW IT IS HEREBY AGREED AS FOLLOWS:

                                    CLAUSE 1

                                   DEFINITIONS

1.1 In this Amended JDOA, the following terms shall, where not inconsistent with the context, have the following meanings respectively.

         "Abandoned Compound" shall have the meaning as such term is defined in Clause 2.

         "Additional Compound" shall have the meaning as such term is defined in clause 2.

         "Affiliate" shall mean any corporation or entity controlling, controlled or under the common control of Elan or Generex or any third party, as the case may be, excluding, in the case of Elan an Elan JV. For the purpose of this definition, (i) "control" shall mean direct or indirect ownership of fifty percent (50%) or more of the Shares or shares entitled to vote for the election of directors and (ii) Newco shall not be an Affiliate of Elan or EIS.

         "Alternative Compound(s)" shall have the meaning as such term is defined in Clause 2.4.

         "Amended Elan License Agreement" shall mean the amended and restated license agreement between Elan and Newco, of even date herewith, attached hereto in Schedule 1.

         "Amended Generex License Agreement" shall mean the amended and restated license agreement between Generex and Newco, of even date herewith, attached hereto in Schedule 2.

         "Amended JDOA" shall mean this Amended and Restated Subscription, Joint Development and Operating Agreement (which expression shall be deemed to include the Recitals and the Schedules hereto).

         "Amended License Agreements" shall mean the Amended Elan License Agreement and the Amended Generex License Agreement.

         "Board" shall mean the board of directors of Newco.

         "Buccal Delivery" shall mean the delivery of the majority of a dose of a pharmaceutical agent to and through the tissues of the mouth and/or throat.

         "Business" shall mean the business specified in the Business Plan.

         "Business Plan" shall mean the business plan and program of development to be agreed by Elan and Generex pursuant to Clause 6, with respect to the research, development, and commercialization of the Products, which Business Plan shall contain, among other things, to the extent practicable, the research and development objectives, desired Product specifications, clinical indications, preliminary clinical trial designs (Phase I/II), development timelines, budgeted costs and the relative responsibilities of Generex and Elan as it relates to the implementation of the R&D Plan.

         "Certificate of Designations" shall mean that certain certificate of designations, preferences and rights of Series A Preferred Stock of Generex issued on or prior to the Closing Date.

         "Closing Date" shall mean January 17, 2001, the date upon which the Original Definitive Documents were executed and delivered by the Parties and the transactions effected thereby were closed.

         "Common Shares Equivalents" shall mean any options, warrants, rights or any other securities convertible, exercisable or exchangeable, in whole or in part, for or into Common Shares.

         "Compound(s)" shall mean Morphine and/or any Additional Compound that is approved in writing by the Management Committee in accordance with Clause 2.

         "Definitive Documents" shall mean this Amended JDOA, the Amended Elan License Agreement, the Amended Generex License Agreement, the Generex Securities Purchase Agreement, the Registration Rights Agreements, the Certificate of Designations and associated documentation of even date therewith or herewith, by and between Generex, Elan, EIS and Newco, as applicable.

         "Development Funding" shall have the meaning set forth in Clause 6.

         "Directors" shall mean, at any time, the directors of Newco.

         "Effective Date" shall mean the date of this Amended JDOA.

         "EIS Director" has the meaning set forth in Clause 5.

         "EIS/Newco Option" shall have the meaning set forth in Clause 8.

         "Elan" shall mean Elan Corporation, plc. and the Affiliates of Elan Corporation, plc. within the Drug Delivery Business Unit of the Elan Group. For the avoidance of doubt, "Elan" shall exclude the Excluded Entities.

         "Elan Group" shall mean all the Affiliates of Elan Corporation, plc.

         "Elan Intellectual Property" has the meaning assigned thereto in the Amended Elan License Agreement.

         "Elan JV" shall mean an entity that Elan and a third party (i) establish or have established, (ii) take shareholdings in or have a right to take shareholdings in, and (iii) grant certain licenses in and to certain intellectual property rights for the purpose of implementing a strategic alliance.

         "Elan License" has the meaning assigned thereto in the Amended Elan License Agreement.

         "Encumbrance" shall mean any liens, charges, encumbrances, equities, claims, options, proxies, pledges, security interests, or other similar rights of any nature.

         "EPIL" shall mean Elan Pharma International Ltd, a private limited company incorporated under the laws of Ireland.

         "Exchange Right" has the meaning assigned to such term in the Certificate of Designations in effect on the Closing Date.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Excluded Entities" shall mean Neuralab Ltd.; and the Affiliates (present and future) of Elan Corporation, plc. within the Biopharmaceuticals Business Unit of the Elan, including, without limitation, Elan Pharma International Limited Elan Pharmaceuticals, Inc. and EPIL (only to the extent that EPIL is the owner of patents, know-how or other intellectual property or technology invented and/or developed within the Biopharmaceuticals Business Unit of the Elan Group).

         "FDA" shall mean the United States Food and Drug Administration or any other successor agency in the USA.

         "Fields" shall mean Field 1 and Field 2.

         "Field 1" shall mean the Buccal Delivery of Morphine for the treatment of all types of pain.

         "Field 2" shall mean the Buccal Delivery of any Additional Compound selected by the Management Committee pursuant to Clause 2 for the treatment of prostate cancer and endometriosis and/or the suppression of testosterone and estrogen.

         "Financial Year" shall mean each year commencing on August 1 (or in the case of the first Financial Year, the Closing Date) and expiring on July 31 of each year.

         "Fully Diluted Common Shares" shall mean all of the issued and outstanding Common Shares, assuming the conversion, exercise or exchange of all outstanding Common Shares Equivalents.

         "Generex" shall mean Generex Biotechnology Corporation, a Delaware corporation, and its Affiliates.

         "Generex Directors" has the meaning set forth in Clause 5.

         "Generex Intellectual Property" has the meaning assigned thereto in the Amended Generex License Agreement.

         "Generex License" shall have the meaning assigned thereto in the Amended Generex License Agreement.

         "Generex Securities Purchase Agreement" shall mean that certain securities purchase agreement, dated as of January 16, 2001, by and between Generex and EIS.

         "Licensed Technologies" shall mean, collectively, the Elan Intellectual Property and the Generex Intellectual Property.

         "Morphelan(TM)" shall mean Elan's proprietary ingestible, [ * ] of Morphine.

         "Morphine" shall mean all forms of morphine, including, without limitation, morphine sulfate; provided, however, that Morphelan(TM) shall not be included.

         "Newco Intellectual Property" shall mean all rights to patents, know-how and other intellectual property arising out of the conduct of the Project by any person, including any technology acquired by Newco from a third party that does not constitute Elan Intellectual Property or Generex Intellectual Property.

         For the avoidance of doubt, (a) any preclinical and clinical data and/or toxicity, stability and pharmacological data generated pursuant to the Project shall constitute Newco Intellectual Property, and (b) any patent application filed by Newco, or by Elan or Generex on behalf of Newco, and any patent issued pursuant thereto, covering a Product shall constitute Newco Intellectual Property.

         "Newco Bye-Laws" shall mean the Memorandum of Association and Byelaws of Newco Limited.

         "Original Definitive Documents" shall mean the Original JDOA, Original Elan License Agreement, the Original Generex License Agreement, the Generex Securities Purchase Agreement, the Registration Rights Agreements, the Certificate of Designations and associated documentation of even date therewith, by and between Generex, Elan, EIS and Newco, as applicable.

         "Original Elan License Agreement" shall mean the license agreement between Elan and Newco, dated January 16, 2001.

         "Original Generex License Agreement" shall mean the license agreement between Generex and Newco, dated January 16, 2001.

         "Original License Agreements" shall mean the Original Elan License Agreement and the Original Generex License Agreement.

         "Original JDOA" shall mean the Subscription, Joint Development and Operating Agreement, dated as of January 17, 2001, by and between Elan, Generex, EIS and Newco.

         "Participant" shall mean Generex or Elan, as the case may be, and "Participants" shall mean both of the Participants together.

         "Party" shall mean Elan, Generex, or Newco, as the case may be, and "Parties" shall mean all such parties together.

         "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental entity or authority or other entity of whatever nature.

         "Permitted Transferee" shall mean any Affiliate or subsidiary of Elan, EIS or Generex, to whom this Amended JDOA may be assigned, in whole or in part, pursuant to the terms hereof or in the case of Elan or EIS, a special purpose financing entity created by Elan or EIS.

         "Product" shall mean an appropriate pharmaceutical formulation of a Compound.

         "Project" shall mean all activities as undertaken by Elan, Generex and Newco in order to develop the Products pursuant to the Business Plan, the R&D Plan and otherwise pursuant to this Amended JDOA.

         "R&D Plan" shall mean the program of work, including the budget, agreed by the Management Committee as part of the Business Plan that relates to the formulation, biopharmaceutical and Phase II clinical development of the Products and such further research and development work as may be agreed by the Management Committee from time to time.

         "R&D Program(s)" shall mean any research and development program(s) commenced by Newco pursuant to the Project.

         "R&D Term" shall mean shall mean the period commencing on the Closing Date and ending on the 4th anniversary thereof.

         "Registration Rights Agreements" shall mean the Registration Rights Agreements dated as of January 16, 2001 relating to Newco and Generex, respectively.

         "Regulatory Application" shall mean any regulatory application or any other application for marketing approval for a Product, which Newco will file in any country of the Territory, including any supplements or amendments thereto.

         "Regulatory Approval" shall mean the final approval to market a Product in any country of the Territory, and any other approval, which is required to launch the Product in the normal course of business.

         "RHA" shall mean any relevant government health authority (or successor agency thereof) in any country of the Territory whose approval is necessary to market a Product in the relevant country of the Territory.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Shares" shall mean the Common Shares and Preference Shares of Newco.

         "Shareholder" shall mean any of EIS, Generex, any Permitted Transferee or any other Person who subsequently becomes bound by this Amended JDOA as a holder of the Shares, and "Shareholders" shall mean all of the Shareholders together.

         "Technological Competitor of Elan" shall have the meaning assigned thereto in the Amended Elan License Agreement.

         "Term" shall mean the term of this Amended JDOA.

         "Territory" shall mean all of the countries of the world.

         "United States Dollar" and "US$" and "$" shall mean the lawful currency of the United States of America.

1.2 In addition, the following definitions have the meanings in the Clauses corresponding thereto, as set forth below.

         Definition                         Clause

         "AAA"                              18.4
         "Buyout Option"                    19.3
         "Closing"                          4.3
         "Common Shares"                    Recital
         "Confidential Information"         21.1
         "Co-sale Notice"                   16.4
         "Expert"                           18.3
         "Funding"                          6.4.1
         "JDOA"                             Recital
         "Management Committee"             5.2.1
         "Notice of Exercise"               16.3
         "Notice of Intention"              16.3
         "Offered Shares"                   16.3
         "Offer Price"                      16.3
         "Preference Shares"                Recital
         "Proposing Participant"            19.5
         "Proposing Participant Price:      19.5
         "Purchase Price"                   19.5
         "Recipient Participant"            19.3
         "Recipient Participant Price"      19.5
         "Relevant Event"                   19.2
         "Remaining Shareholders"           16.4
         "Selling Shareholder"              16.3
         "Tag-Along Right"                  16.4
         "Transaction Proposal"             16.3
         "Transfer"                         16.1
         "Transferee Terms"                 16.4
         "Transferring Shareholder"         16.4
         "Work"                             6.4.2

1.3      Words importing the singular shall include the plural and vice versa.

1.4 Unless the context otherwise requires, reference to a recital, article, paragraph, provision, clause or schedule is to a recital, article, paragraph, provision, clause or schedule of or to this Amended JDOA.

1.5 Reference to a statute or statutory provision includes a reference to it as from time to time amended, extended or re-enacted.

1.6 The headings in this Amended JDOA are inserted for convenience only and do not affect its construction.

1.7 Unless the context or subject otherwise requires, references to words in one gender include references to the other genders.

1.8 Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Definitive Documents, if defined therein.


                                    CLAUSE 2

                                    BUSINESS

2.1 The primary objective of this Amended JDOA is to regulate the business of the development, testing, registration, manufacture, commercialization and licensing of Products in the Territory and to achieve the other objectives set out in this Amended JDOA. The focus of the Business will be the development of the Products using the Elan Intellectual Property, the Generex Intellectual Property and the Newco Intellectual Property to agreed-upon specifications and timelines.

2.2 The central management and control of Newco shall be exercised in Bermuda and shall be vested in the Directors and such Persons as they may delegate the exercise of their powers. The Shareholders agree to conduct the Business in such a manner as to ensure that Newco is liable to taxation in Bermuda and not in any other jurisdiction. The Participants shall use their best endeavors to ensure the sole residence of Newco in Bermuda, all meetings of the Directors are held in Bermuda or other jurisdictions outside the United States and generally to ensure that Newco is treated as resident for taxation purposes in Bermuda.

2.3 The initial Compound that has been selected and approved for the Project is Morphine in Field 1. Subject to Clause 2.4, the Management Committee may, in its discretion, select and approve (in accordance with the procedures for Management Committee decision making set forth in Clause 5), in addition to Morphine, an additional compound (each an "Additional Compound") for the Project, in Field 2, having regard to the following criteria:

         2.3.1 the market potential of the proposed Additional Compound in Field 2 in the Territory (including consideration of the current and anticipated competition), as estimated by the Management Committee;

         2.3.2 the development cost of the proposed Additional Compound in Field 2 in the Territory, as estimated by the Management Committee; and

         2.3.3 the results of regulatory and intellectual property due diligence primarily focused on determining whether there are any regulatory or intellectual property issues which might impact the development and marketing of the proposed Additional Compound in Field 2 in the Territory.

         Notwithstanding the foregoing, a proposed Additional Compound shall not be selected and approved if such proposed Additional Compound is subject to contractual obligations of Elan or Generex existing at the date of nomination that would restrict the conduct by Newco of a R&D Program in Field 2 in the Territory or the ability of Newco to commercialize the proposed Additional Compound in Field 2 in the Territory.

         Prior to the approval of any Additional Compound hereunder, the Parties shall discuss in good faith whether any amendments are required to the Definitive Documents as a result of such approval, such as amending the provisions regulating non-competition.

2.4 Subject to the provisions of Clause 6.4, the Management Committee may determine that any R&D Program commenced as part of the Project in respect of a particular Compound should be terminated where such Compound fails to meet agreed specifications or the R&D Program reveals scientific or technical or intellectual property issues which would have a material adverse effect on the development and commercialization of the Compound in the applicable Field in the Territory.

         In such event, the Management Committee shall review in good faith (with reference to criteria identical to those set forth in Clause 2.3) the possibility of selecting an alternative Compound in Field 1 or Field 2 for development ("Alternative Compound"), which Alternative Compound may be in-licensed to Newco from Elan, Generex or a third party. The Management Committee may, in its discretion, review in good faith (with reference to criteria identical to those set forth in Clause 2.3) the possibility of selecting more than one Alternative Compound.

         If the Parties should agree to in license to Newco an Alternative Compound, the Parties shall discuss in good faith whether any amendments are required to the Definitive Documents as a result of such approval, such as amending the provisions regulating non-competition.

2.5 In the event that the Management Committee terminates any R&D Program in respect of any Compound ("Abandoned Compound") pursuant to Clause 2.4:

         2.5.1 Newco and Generex shall confirm to Elan in writing that the Elan License has terminated insofar as it previously related to the Abandoned Compound;

         2.5.2 Newco and Elan shall confirm to Generex in writing that the Generex License has terminated insofar as it previously related to the Abandoned Compound; and

         2.5.3 Elan and Generex will cease to be bound by the non-competition obligations set forth in Clause 4 of the Amended Elan License Agreement and the Amended Generex License Agreement, as the case may be, or otherwise set forth in the Definitive Documents in respect of the Abandoned Compound, and the Parties shall discuss in good faith what additional amendments are required to the Definitive Documents.


                                    CLAUSE 3

                         REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Newco: Newco hereby represents and warrants to each of the Shareholders as follows, as of the Closing Date and the Effective Date:

         3.1.1 Organization: Newco was, as of the Closing Date, and is, as of the Effective Date an exempted company duly organized, validly existing and in good standing under the laws of Bermuda, and has all the requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted.

         3.1.2 Capitalization: The authorized capital Shares of Newco consists of 6,000 Common Shares and 6,000 Preference Shares. Prior to the Closing Date, no shares of capital stock of Newco had been issued.

         3.1.3 Authorization: The execution, delivery and performance by Newco of the Original JDOA, including the issuance of the Shares and the execution, delivery and performance by Newco of this Amended JDOA have been or will be duly authorized by all requisite corporate actions; the Original JDOA was on the Closing Date and this Amended JDOA has been duly executed and delivered by Newco; the Original JDOA was on the Closing Date and this Amended JDOA is the valid and binding obligation of Newco, enforceable against it in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and except as enforcement of rights to indemnity and contribution hereunder may be limited by United States federal or state securities laws or principles of public policy. The Shares issued pursuant to the Original JDOA have been validly issued and outstanding, fully paid and non-assessable and not subject to preemptive or any other similar rights of the Shareholders or others.

         3.1.4 No Conflicts: The execution, delivery and performance by Newco of the Original JDOA, the issuance, sale and delivery of the Shares, and compliance with the provisions hereof by Newco, did not, and the execution, delivery and performance by Newco of this Amended JDOA and compliance with the provisions hereof by Newco will not:

                  (i) violate any provision of applicable law, statute, rule or regulation applicable to Newco or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to Newco or any of its properties or assets;

                  (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under its charter or organizational documents or any material contract to which Newco is a party, except where such violation, conflict or breach did not or would not, individually or in the aggregate, have a material adverse effect on Newco; or

                  (iii) result in the creation of, any Encumbrance upon any of the properties or assets of Newco.

         3.1.5 Approvals: No permit, authorization, consent or approval of or by, or any notification of or filing with, any Person was required in connection with the execution, delivery or performance of the Original JDOA by Newco or is required in connection with the execution, delivery or performance of this Amended JDOA by Newco. Newco has full authority to conduct its business as contemplated in the Business Plan and the Definitive Documents.

         3.1.6 Disclosure: Neither the Original JDOA nor this Amended JDOA contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading. Newco was not on the Closing Date and is not on the Effective Date aware of any material contingency, event or circumstance relating to its business or prospects, which could have had, or could have a material adverse effect thereon, in order for the disclosure herein or in the Original JDOA relating to Newco not to be or have been misleading in any material respect.

         3.1.7 No Business; No Liabilities: Newco did not conduct any business or incurred any liabilities or obligations prior to the Closing Date, except solely in connection with its organization and formation and has not conducted any business or incurred any liabilities or obligations since the Closing Date except in the ordinary course of business, as contemplated by the Original JDOA and this Amended JDOA.

         3.2 Representations and Warranties of the Shareholders: Each of the Shareholders hereby severally represents and warrants to Newco as follows as of the Closing Date and the Effective
                  Date:

         3.2.1 Organization: Such Shareholder was on the Closing Date and is a corporation duly organized and validly existing under the laws of its jurisdiction of organization and had on the Closing Date and has all the requisite corporate power and authority to own and lease its respective properties, to carry on its respective business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby.

         3.2.2 Authority: Such Shareholder had on the Closing Date and has full legal right, power and authority to enter into the Original JDOA and this Amended JDOA, respectively, and to perform its obligations hereunder and thereunder, which have been duly authorized by all requisite corporate action. The Original JDOA was on the Closing Date and this Amended JDOA is the valid and binding obligation of such Shareholder, enforceable against it in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and except as enforcement of rights to indemnity and contribution hereunder may be limited by United States federal or state securities laws or principles of public policy.

         3.2.3 No Conflicts: The execution, delivery and performance by such Shareholder of the Original JDOA, the purchase of Shares by the Shareholder, and compliance with the provisions of the Original JDOA by such Shareholder did not, and the execution, delivery and performance by such Shareholder of this Amended JDOA and compliance with the provisions hereof will not:

                  (i) violate any provision of applicable law, statute, rule or regulation known by and applicable to such Shareholder or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to such Shareholder or any of its properties or assets, except where such violation would not, individually or in the aggregate, have a material adverse effect on such Shareholders;

                  (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under the charter or organizational documents of such Shareholder or any material contract to which such Shareholder is a party, except where such violation, conflict or breach did not or would not, individually or in the aggregate, have a material adverse effect on such Shareholder; or

                  (iii) result in the creation of, any Encumbrance upon any of the properties or assets of such Shareholder.

         3.2.4 Approvals: As of the Closing Date and the Effective Date, no permit, authorization, consent or approval of or by, or any notification of or filing with, any Person is required in connection with the execution, delivery or performance of the Original JDOA or this Amended JDOA by such Shareholder.

         3.2.5 Investment Representations: Such Shareholder is sophisticated in transactions of this type and capable of evaluating the merits and risks of its investment in Newco. Such Shareholder was not been formed solely for the purpose of acquiring the Common Shares and Preference Shares and such Shareholder acquired the Common Shares and Preference Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. Such Shareholder understands that the Shares have not been registered under the Securities Act or applicable state and foreign securities laws by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and foreign securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Shareholders' representations as expressed herein and in the Original JDOA. Such Shareholder understands that no public market now exists for any of the Shares and that there is no assurance that a public market will ever exist for such Shares.

                                    CLAUSE 4

                            AUTHORIZATION AND CLOSING

4.1 On the Closing Date, Newco authorized the issuance to (i) EIS of 2,388 Preference Shares and (ii) Generex of 6,000 Common Shares and 3,612 Preference Shares, all of which Shares have been validly issued and are non-assessable, and no other Shares or rights to purchase Shares or securities convertible into Shares have been issued by Newco.

4.2 On the Closing Date, Generex and EIS subscribed for the number of Shares set forth in Clause 4.1 and paid to Newco in consideration therefor (to a bank account established by Newco in connection with Completion) the subscription amounts each as provided in Recital B.

4.3 The closing of the purchases of the Shares (the "Closing") took place on the Closing Date contemporaneously with the closing under the Generex Securities Purchase Agreement.

4.4      At the Closing, the following occurred:

         4.4.1 Newco issued and sold to EIS, and EIS purchased from Newco, upon the terms and subject to the conditions set forth in the Original JDOA, 2,388 Preference Shares for an aggregate purchase price of $2,985,000 million;

                  Newco issued and sold to Generex, and Generex purchased from Newco, upon the terms and conditions set forth in the Original JDOA, (i) 6,000 Common Shares for an aggregate purchase price of $7,500,000 and (ii) 3,612 Preference Shares for an aggregate purchase price of $4,515,000;

         4.4.2 the Parties executed and delivered to each other, as applicable, certificates in respect of the Common Shares and Preference Shares described above and any other certificates, resolutions or documents which the Parties reasonably required;

         4.4.3.   the adoption by Newco of Newco Bye-Laws;

         4.4.4. the appointment of Kevin Insley, Anna E. Gluskin, Rose C. Perri, Stephen J. Rossiter and Dawn Griffiths as Directors of Newco;

         4.4.5. the resignation of all directors and the secretary of Newco holding office prior to the execution of the Original JDOA and delivery of written confirmation under seal by each Person so resigning that he had no claim or right of action against Newco and that Newco was not in any way obligated or indebted to him; and

         4.4.6.   the transfer to Newco of the share register.

4.5      Exemption from Registration:

         The Shares have been issued under an exemption or exemptions from registration under the Securities Act. Accordingly, the certificates evidencing the Shares contain and any certificates to be issued replacing such certificates shall, upon issuance, contain, the following legend:

         THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY SECURITIES LAWS OF A STATE OR OTHER JURISDICTION AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF (OTHER THAN TO AN AFFILIATE OF THE ORIGINAL HOLDER OR AS OTHERWISE PERMITTED IN THE AGREEMENT PURSUANT TO WHICH THEY WERE ISSUED) EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, OR (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE SECURITIES ACT (OR ANY SIMILAR RULE UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES) TOGETHER WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS.

4.6. Newco shall use reasonable efforts to file any documents that require filing with the Registrar of Companies in Bermuda within the prescribed time limits. EIS and Generex shall provide all reasonable co-operation to Newco in relation to the matters set forth in this Clause 4.6.

4.7. In the event that EIS exercises the Exchange Right, Newco shall, immediately upon such exercise, take all necessary steps to ensure that EIS obtains full legal right, title and interest in and to the Preference Shares covered thereby.

         The Parties acknowledge that such Shares have been pledged to EIS pursuant to the Generex Securities Purchase Agreement and that EIS has physical possession of such Shares; upon such exercise, EIS shall be entitled to keep and retain such Shares, which shall be owned by EIS as provided above. In connection with the foregoing, Newco and the Participants shall take all necessary or appropriate steps to ensure such ownership by EIS.

                                    CLAUSE 5

                    DIRECTORS; MANAGEMENT AND R&D COMMITTEES

5.1.     Directors:

         5.1.1 Prior to the exercise of the Exchange Right, the Board shall be composed of five Directors.

                  Generex shall have the right to nominate four directors of Newco, at least two of which such directors shall be residents of Bermuda ("Generex Directors") and EIS shall have the right to nominate one Director of Newco ("EIS Director") which Director, save as further provided herein, shall only be entitled to 15% of the votes of the Board.

                  In the event that the Exchange Right is exercised by EIS within 2 years following the Closing Date, the EIS Director shall only be entitled to 15% of the votes of the Board until the expiry of 2 years from the Closing Date.

                  In the event that the Exchange Right is exercised by EIS at any time after two years following the Closing Date, or upon the expiry of 2 years following the Closing Date where the Exchange Right has been exercised by EIS within 2 years following the Closing Date, and provided that EIS satisfies the payment obligations described in Clause 6.4.2 that are triggered by the exercise of the Exchange Right and the payment obligations that are otherwise required by the Exchange Right, then each of Generex, and EIS shall cause the Board to be reconfigured so that an equal number of Directors are designated by EIS and Generex and that each of the Directors has equal voting power. After the Board is reconfigured as provided above, the Board cannot be reconfigured again unless otherwise mutually agreed to by Generex and Elan.

         5.1.2 If EIS removes the EIS Director, or Generex removes any of the Generex Directors, EIS or Generex, as the case may be, shall indemnify the other Shareholder against any claim by such removed Director arising from such removal.

         5.1.3 The Directors shall meet not less than three times in each Financial Year and all Board meetings shall be held in Bermuda to the extent required to ensure the sole residence of Newco in Bermuda.

         5.1.4 At any such meeting, the presence of the EIS Director and at least two of the Generex Directors shall be required to constitute a quorum and, subject to Clause 17 hereof, the affirmative vote of a majority of the Directors present at a meeting at which such a quorum is present shall constitute an action of the Directors. In the event of any meeting being inquorate, the meeting shall be adjourned for a period of seven days. A notice shall be sent to the EIS Director and the Generex Directors specifying the date, time and place where such adjourned meeting is to be held and reconvened.

         5.1.5 On the Closing Date, Generex may appoint one of the Generex Directors to be the chairman of Newco. The chairman of Newco shall hold office until:

                  (i) the first meeting of the Board following the exercise by EIS of the Exchange Right, where the Exchange Right has been exercised by EIS after two years following the Closing Date; or

                  (ii) the first meeting of the Board following the expiry of 2 years following the Closing Date where the Exchange Right has been exercised by EIS within 2 years following the Closing Date

                  (in each case the "Chairman Status Board Meeting")

                  After the Chairman Status Board Meeting, each of EIS and Generex, beginning with EIS at the Chairman Status Board Meeting, shall have the right, exercisable alternatively, of nominating one Director to be chairman of Newco for a term of one year.

                  If the chairman is unable to attend any meeting of the Board held prior to the Chairman Status Board Meeting, the Generex Directors shall be entitled to appoint another Generex Director to act as chairman in his place at the meeting.

                  If the chairman of Newco is unable to attend any meeting of the Board held after the Chairman Status Board Meeting, the Directors shall be entitled to appoint another Director to act as chairman of Newco in his place at the meeting.

         5.1.6 In case of an equality of votes at a meeting of the Board, the chairman of Newco shall not be entitled to a second or casting vote. In the event of continued deadlock, the Board shall resolve the deadlock pursuant to the provisions set forth in Clause 18.

5.2      Management Committee:

         5.2.1 Newco's board of directors shall appoint a management committee (the "Management Committee") to consist initially of four members, two of whom shall be nominated by Elan and two of whom shall be nominated by Generex, and each of whom shall be entitled to one vote, whether or not present at any Management Committee meeting. Each of Elan and Generex shall be entitled to remove any of their nominees to the Management Committee and appoint a replacement therefor. The number of members of the Management Committee may be altered if agreed to by a majority of the directors of Newco; provided that each of Elan and Generex shall be entitled to appoint an equal number of members to the Management Committee; and provided further that if EIS has converted the Series A Preference Stock into shares of Common Stock of Generex (except upon such conversion due to a Significant Transaction as defined in the Certificate of Designations), then the Management Committee shall be appointed by each Party in numbers proportional to Generex's and EIS' ownership share in Newco. Decisions of the Management Committee shall require approval of at least one Elan nominee on the Management Committee and one Generex nominee on the Management Committee; provided, however, (a) if EIS has converted the Series A Preference Stock into shares of Common Stock of Generex (except upon such conversion due to a Significant Transaction as defined in the Certificate of Designations), then all decisions of the Management Committee shall require approval of a majority of the members of the Management Committee only, except as provided in the last sentence of this Clause 5.2; and provided further that (b) a party may proceed under Clause 6.4 notwithstanding the failure to obtain Management Committee approval. Notwithstanding anything contained in this Amended JDOA to the contrary, approval of Elan's designee and Generex's designee to the Management Committee shall be required for the matters set forth on Schedule 3.

         5.2.2    The Management Committee shall be responsible for, inter alia:

                  5.2.2.1 devising, implementing and reviewing the Business Plan and strategy for the Project; and

                  5.2.2.2 implementing the Business Plan in relation to the Project.

                  The Management Committee shall use its reasonable efforts to operate and fulfill its responsibilities as contemplated hereunder in an efficient and economical manner.

                  Subject to the oversight and approval of the Management Committee, the Parties acknowledge that Generex shall be primarily responsible for implementing the preliminary clinical plans with respect to the Project as set forth on
                  Schedule 4, which clinical plans the Parties acknowledge have not been finalized.

         5.2.3 If the Management Committee cannot resolve any dispute within the Management Committee, after 15 days or such other period as may be agreed by the Management Committee, the dispute will be referred to a designated senior officer of each of Elan and Generex, and thereafter, in the event of continued deadlock, pursuant to the deadlock provisions set forth in Clause 18.

                                    CLAUSE 6

                          THE BUSINESS PLAN AND REVIEWS

6.1 The Management Committee will commence preparation of and approve a Business Plan for Newco as soon as practicable after the Effective Date for the current Financial Year. The Management will use all reasonable efforts to complete the Business Plan within [ * ] after the Effective Date.

         The Management Committee shall present the Business Plan, including aspects of the Business Plan relating to funding and expenditures, and any proposed changes to the Business Plan to the Directors from time to time, but not less frequently than on a quarterly basis, for the review and approval of the EIS Director and the Generex Directors.

         If Elan and Generex cannot agree upon (i) a Business Plan, (ii) any change to the Business Plan or (iii) the implementation of the Business Plan, then either Party may elect to proceed nevertheless on the basis of the procedure set forth in Clause 6.4.

6.3 It is estimated that Newco will require $6,000,000 to commence and continue the development of the Products (the "Development Funding").

         Subject to Clause 6.4, during the R&D Term, EIS and Generex may provide to Newco, by way of contributed surplus up to an aggregate maximum amount of US$6,000,000, such funding to be provided by EIS and Generex on a pro rata basis based on their respective equity interests, on a fully diluted basis, at the time of each such funding, in Newco. Development Funding calls shall be made by Newco to the Participants in such amounts and at such times as determined by the Management Committee except as otherwise provided herein.

         Neither Participant shall be obliged to provide Development Funding to Newco in the absence of quarterly approval of the Business Plan and a determination by each Participant, in its sole discretion, that Development Funding shall be provided for the development of the Products.

6.4      Funding

         6.4.1 Notwithstanding anything contained in Clause 5 to the contrary, in the event that;

                  (A) EIS declines to provide its share (in accordance with EIS'
                      ownership share of Newco) of any funding either approved by the Management Committee in accordance with the Business Plan, or proposed unilaterally by Generex, for the development or commercialization of a Product (such fundings, collectively, a "Funding"), then


                  (B) Generex may elect to continue to provide Funding to
                      support such work. In such event, Newco shall issue to Generex a quantity of the Common Shares and/or Preference Shares of Newco (with Generex determining whether it desires to be issued Common Shares, Preference Shares or a combination of both) equal to:

                          (1) the total of

                              (a) the amount of the Funding actually paid by
                                  Generex with respect to the applicable funding event, including EIS' share of such Funding, minus

                              (b) the product of (x) the amount of the Funding
                                  actually paid by Generex with respect to the applicable funding event, including EIS' share of such Funding, and (y) Generex' percentage ownership of Newco (immediately prior to any such issuance),

                          (2) divided by the actual per share purchase price
                              of the Newco Common Shares and Preference
                              Shares, originally sold to EIS and Generex on the Effective Date.

                  An example of the above calculation is attached hereto as
                  Schedule 5. At the request of Generex, the other Parties shall execute all such documents and perform all such acts as may reasonably be necessary to issue to Generex the additional Common Shares and/or Preference Shares as contemplated by this Clause.


         6.4.2 Notwithstanding anything contained in Clause 5 of this Amended JDOA to the contrary, if EIS declines to provide its share (in accordance with EIS' ownership share of Newco) of any Funding for

                  (A) the development of a Product, or

                  (B) the commercialization of a Product, provided that EIS has not exercised the Exchange Right as of the date such Funding for commercialization of the Product was required,

                  and Generex elects to continue to provide Funding to support such work with respect to the Product (the "Work"), then subject to Generex's compliance with the remaining provisions of this Clause 6.4.2, Generex shall have the sole right to manage the Work without regard to the Management Committee; provided that if at any time EIS retroactively contributes its full share of such Funding, plus interest at 10% per annum compounded semi-annually, then (i) Generex and Newco shall accept such funding from EIS, (ii) the Work shall thereafter be managed again by the Management Committee in accordance with the procedures set forth in Clause 5, and (iii) Generex and Newco shall execute all such documents and perform all such acts as may reasonably be necessary to issue to EIS the amount of additional Common Shares and/or Preference Shares necessary to restore EIS' percentage ownership of Newco to what it was prior to the issuance of Common Shares and/or Preference Shares to Generex pursuant to Clause 6.4.1.

                  If Generex manages the Work, then Generex agrees to indemnify, defend and hold harmless Elan and its Affiliates with respect to any claims, losses, liabilities and damages (including reasonable attorneys fees) incurred or sustained by Elan and its Affiliates arising out of or in connection with the Work and/or Product. In such event, Generex agrees to maintain in force for a reasonable and appropriate period to be agreed upon in the Definitive Documents, general and product liability insurance coverages with a minimum limit of $5 million and shall cause Elan to be named as additional insured under such policies. Generex shall provide Elan with proof of such coverage upon Elan's request and such policy shall provide that Elan be given at least thirty (30) days prior written notice of any cancellation, termination or change in such insurance.

                  If EIS elects to exercise the Exchange Right, EIS shall thereupon be required to contribute its full share of any Funding that it may have previously declined to provide with respect to the Product as described in this Clause 6.4.2, plus 10% interest compounded semi-annually. If EIS exercises the Exchange Right and simultaneously contributes its full share of any Funding as described in the previous sentence, then the provisions of Clauses 6.4.1 and 6.4.2 shall be deemed terminated and of no further force and effect.

         6.4.3 If Generex declines to provide its full share (in accordance with its ownership share of Newco) of any Funding for the development of a Product, and EIS elects to continue to provide Funding to support such work, then EIS, at its option, may elect by written notice to Newco and Generex to - provide such additional funding to reach clinical development objectives and commercialize such Product in the applicable Field in the Territory outside of the Project and outside of Newco. In the event EIS elects to exercise such option, each of Generex and Newco shall grant to Elan - a license to Newco Intellectual Property and Generex Intellectual Property, on terms and conditions to be negotiated on an arm's length basis (including, without limitation, whether such licenses are exclusive or non-exclusive), for Elan's continued research, clinical development, and commercialization of the Product in the applicable Field, in the Territory and outside the Project and outside of Newco.

         6.4.4 If EIS has converted the Series A Preference Stock into shares of Common Stock of Generex (except upon such conversion due to a Significant Transaction as defined in the Certificate of Designations), Generex, at its option, may elect by written notice to Newco and Elan to pursue clinical development objectives and commercialize Products in the applicable Field in the Territory outside of the Project and outside of Newco. In the event Generex elects to exercise such option, each of Elan and Newco shall grant to Generex a license to Newco Intellectual Property and Elan Intellectual Property, on terms and conditions to be negotiated on an arm's length basis (including, without limitation, whether such licenses are exclusive or non-exclusive), for Generex's continued research, clinical development, and commercialization of the Product in the applicable Field, in the Territory and outside the Project and outside of Newco.

         6.4.5 Reference is made to Clause 5(c) of the Securities Purchase Agreement for a description of certain additional matters relating to funding in the event EIS elects to exercise it Exchange Right.



                                    CLAUSE 7

                          RESEARCH AND DEVELOPMENT WORK


7.1 Subject to the provisions of Clause 6.3, each of Elan and Generex, at its respective discretion, may provide research and development services to Newco, at the request of Newco and as articulated in the Business Plan in furtherance of the development and commercialization of the Products and cultivation of patent rights and know-how related to the Elan Intellectual Property, Generex Intellectual Property and Newco Intellectual Property.

7.2 Subject to Clause 7.3, the cost of any research and development work undertaken by Elan and/or Generex shall be calculated based on a rate of [ * ] per FTE (Full Time Equivalent Employee Rate) per year (an FTE being the equivalent of [ * ] hours per year per employee). The foregoing cost method shall be applied (i) in the case of Elan to work performed on behalf of the Project by employees of Elan and (ii) in the case of Generex to work performed on behalf of the Project by consultants engaged by Generex to provide services generally for Generex rather than specifically for the Project and by Generex's employees, officers and directors. Except as provided above, research and development work that is sub-contracted by Elan or Generex to third party providers shall be charged by Elan or Generex to Newco at the amount invoiced by the relevant third party provider.

7.3 The cost charged by Elan and/or Generex to Newco in respect of the provision by Elan and/or Generex to Newco of any clinical trial supplies pursuant to the Project shall be agreed by the Parties as soon as practicable in advance of supply to Newco.

7.4 Newco shall pay Generex and Elan for any research and development work carried out by them on behalf of Newco at the end of each month during the R&D Program, subject to the proper vouching of research and development work and expenses. An invoice shall be issued to Newco by Generex or Elan, as applicable, by the 30th day of the month following the month in which work was performed.

7.5 Elan and Generex shall permit Newco or its duly authorized representative on reasonable notice and at any reasonable time during normal business hours to have access to inspect and audit the accounts and records of Elan or Generex and any other book, record, voucher, receipt or invoice relating to the calculation or the cost of the R&D Program and to the accuracy of the reports which accompanied them. Any such inspection of Elan's or Generex's records, as the case may be, shall be at the expense of Newco, except that if such inspection reveals an overpayment in the amount paid to Elan or Generex, as the case may be, for the R&D Program hereunder in any Financial Year of 5% or more of the amount due to Elan or Generex, as the case may be, then the expense of such inspection shall be borne solely by Elan or Generex, as the case may be, instead of by Newco. Any surplus over the sum properly payable by Newco to Elan or Generex, as the case may be, shall be paid promptly by Elan or Generex, as the case may be, to Newco. If such inspection reveals a deficit in the amount of the sum properly payable to Elan or Generex, as the case may be, by Newco, Newco shall pay the deficit to Elan or Generex, as the case may be.


                                    CLAUSE 8

                                COMMERCIALIZATION

8.1 Newco shall diligently pursue the research, development, prosecution and commercialization of the Products as provided in the Business Plan.

8.2 At such time as Newco notifies Elan in writing that Newco in good faith intends to commercialize a Product, EIS or any Affiliate shall have a first option to negotiate the terms of any agreement for the commercialization of such Product, which option shall be exercised within [ * ] of Elan's receipt of such written notification from Newco (the "EIS/Newco Option"); provided, however, that EIS and its Affiliates shall be entitled to the benefits of the EIS/Newco Option only if EIS has exercised the Exchange Right. If EIS or any Affiliate elects to enter into such negotiations, the Parties shall negotiate in good faith the terms of the agreement for the commercialization of such Product by EIS or the relevant Affiliate.

         If, despite good faith negotiations, EIS or the relevant Affiliate and Newco do not reach agreement within [ * ] from EIS' exercise of the EIS/Newco Option, then Newco shall be free for a period of [ * ] thereafter to enter into negotiations with a third party (other than a Technological Competitor Of Elan) to agree terms upon which the third party would commercialize the Product in the Territory, provided that such terms when taken as a whole, are not more favorable to the third party than the principal terms of the last written proposal offered by Newco to EIS or the relevant Affiliate or by EIS or the relevant Affiliate to Newco, as the case may be.

         If Newco has not entered into an agreement with a third party within the [ * ] period described above, the EIS/Newco Option shall be deemed to have re-commenced upon the same terms as set forth herein.


                                    CLAUSE 9

           OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS; NON-COMPETITION

9.1. The Parties acknowledge and agree to be bound by the provisions of Clause 3 of the Amended Elan License Agreement and Clause 3 of the Amended Generex License Agreement, which set forth the agreement between the Parties in relation to the ownership of the Elan Intellectual Property, the Generex Intellectual Property and the Newco Intellectual property respectively. The Parties shall co-operate to execute and deliver documents and take all such other actions as may reasonably be requested on behalf of the owner of the intellectual property described in Clauses 17 of the Amended License Agreements to effect or evidence the ownership of intellectual property as provided therein.

9.2 The Parties acknowledge and agree to be bound by the provisions of Clause 4 of the Amended Elan License Agreement and the provisions of Clause 4 of the Amended Generex License Agreement, which set forth the agreement between the parties thereto in relation to the non-competition obligations of Elan and Generex, respectively.

                                    CLAUSE 10

                          INTELLECTUAL PROPERTY RIGHTS

10.1 Elan, at its sole discretion and expense, may (i) secure the grant of any patent applications within the Elan Patents (as such term is defined in the Amended Elan License Agreement) in the Fields; (ii) file and prosecute patent applications on patentable inventions and discoveries relating to the same; (iii) defend all such applications against third party oppositions; and (iv) maintain in force any issued letters patent relating to the same. Elan shall have the right in its discretion to control such filing, prosecution, defense and maintenance.

10.2 Generex, at its sole discretion and expense, may (i) secure the grant of any patent applications within the Generex Patents (as such term is defined in the Amended Generex License Agreement) in the Fields; (ii) file and prosecute patent applications on patentable inventions and discoveries relating to the same; (iii) defend all such applications against third party oppositions; and (iv) maintain in force any issued letters patent that relate to the same. Generex shall have the right in its discretion to control such filing, prosecution, defense and maintenance.

10.3 All results of research and development pursuant to the Project and relating to the Elan Intellectual Property, the Generex Intellectual Property, the Compounds, the Products, or the Fields, as the case may be, shall be promptly disclosed by each Party to the Management Committee. The Management Committee shall review on an ongoing basis whether such results constitute Generex Intellectual Property, Elan Intellectual Property or Newco Intellectual Property having regard to the provisions of this Amended JDOA. In the event that the disclosing Party informs the other Parties that it does not intend to file patent applications on disclosed patentable inventions and discoveries, or maintain pending patent applications and issued patents that are Generex Intellectual Property or Elan Intellectual Property, as the case may be, relating to the Products or the Fields in one or more countries in the Territory or fails to file such an application within a reasonable period of time, Newco may request such disclosing Party to file, prosecute and/or maintain such patents(s) and/or patent application(s) at Newco's expense. The disclosing Party shall comply with such request unless the disclosing party believes such request is without merit. Any such resulting patent would be owned by the disclosing party but would not be subject to the royalty provisions of Clause 5 of the Amended License Agreements.

10.4     Newco at its expense shall have the right but shall not be obligated
         (i) to file and prosecute patent applications on patentable inventions and discoveries which are Newco Intellectual Property; (ii) to defend all such applications against third party oppositions; and (iii) to maintain in force any issued letters patent, which are Newco Patents. Newco shall have the right to control such filing, prosecution, defense and maintenance provided that other Parties shall be provided with copies of all documents relating to such filing, prosecution, defense, and maintenance in sufficient time to review such documents and comment thereon prior to filing or response, as the case may be.

10.5 In the event that Newco informs both Elan and Generex that it does not intend to file an application on disclosed patentable inventions and discoveries or maintain any pending patent application(s) or issued patent(s) that are Newco Intellectual Property, Elan shall have the right to file and prosecute such patent applications on inventions that relate predominantly to the Elan Intellectual Property, and Generex shall have the right to file and prosecute and maintain such patent applications on inventions which relate predominantly to the Generex Intellectual Property, and Elan and Generex agree to negotiate in good faith on the course of action to be taken with respect to Newco Intellectual Property that relates equally to both Elan Intellectual Property and Generex Intellectual Property.

10.6 Each Party shall notify the Management Committee in a timely manner of any decision to abandon a pending or issued patent relating to the Compounds, the Products, or the Fields. The Management Committee or the Party in receipt of such notice shall have the option of requesting the owner of the pending or issued patent to continue the prosecution or maintenance of such pending or issued patent at Newco's expense, provided that such decision is commercially reasonable. Such intellectual property shall not be subject to the provisions of the royalty payment in Clause 5 of the Amended License Agreements.

10.7 The Parties shall promptly inform each other in writing of any actual or alleged unauthorized use in the Fields of Elan Intellectual Property, the Generex Intellectual Property or the Newco Intellectual Property by a third party of which it becomes aware and provide the others with any available evidence of such unauthorized use.

10.8 At its option, Elan or Generex, as the case may be, shall have the first option to enforce its respective intellectual property rights, at its own expense and for its own benefit, in connection with any unauthorized use of the Elan Intellectual Property or the Generex Intellectual Property, as the case may be, in the Fields. At the enforcing Party's request, the other Parties shall cooperate with the Party exercising such option. Should Elan or Generex, as the case may be, decide not to enforce any of its rights with respect to the Elan Intellectual Property or the Generex Intellectual Property, respectively, against such unauthorized use in the Fields within a reasonable period but in any event within twenty (20) days after receiving written notice of such actual or alleged unauthorized use, Newco may, in its discretion, request the Party exercising such option to initiate such proceedings in Newco's name with express third party beneficiary rights reasonably required hereunder to enforce such intellectual property rights in connection with such unauthorized use, at Newco's expense and for Newco's benefit; provided that such actual or alleged unauthorized conduct involve any Compound. Elan or Generex, as the case may be, shall cooperate in commencing such action on Newco's behalf unless Elan or Generex believe, in good faith, that such an action is without merit. Alternatively, the Parties may agree to enforce any or all of the Parties' rights with respect to their respective intellectual property in their joint names and shall reach an agreement as to the proportion in which they shall share the proceeds recovered or otherwise received and costs and/or expenses incurred as a result of commencing any such action.

10.9 Newco shall have the first right, but not the obligation, to commence a lawsuit or otherwise take action in connection with any alleged infringement of the Newco Patents or alleged unauthorized use of the Newco Intellectual Property. In the event that Newco takes such action, Newco shall do so at its own cost and expense and all damages and monetary award recovered in or with respect to such action shall be the property of Newco. Newco shall keep Elan and Generex timely informed of any action commenced so as to enable Generex and Elan to provide input in any such action; Newco shall reasonably take into consideration any such input. At Newco's request, the Parties shall cooperate with Newco with respect to any such action, at Newco's cost and expense.

10.10 In the event that Newco does not commence a lawsuit or otherwise take action against an infringement of any Newco Patents or misappropriation of the Newco Intellectual Property, then (i) if only one Participant determines to pursue such lawsuit or take such action at its own cost and expense, such Participant shall be entitled to any and all damages and monetary award recovered in or with respect to such action and (ii) if the Participants pursue such suit or action outside of Newco, they shall negotiate, in good faith, an appropriate allocation of costs, expenses and recovery amounts. At the Participant's request, Newco shall cooperate with such Participant in any such action, at the Participant's cost and expense.

10.11 In the event that a claim or proceeding is brought against Newco by a third party alleging that the sale, offering for sale, manufacturing, importing, distribution or use of a Product in the Territory or use of the Elan Intellectual Property or the Generex Intellectual Property, as the case may be, infringes the intellectual property rights of such third party, Newco shall promptly advise the other Parties of such threat or suit.

10.12 Except for claims by Newco against either Participant or by a third party against Newco where there has been a breach of representation or warranty under the Amended Elan License Agreement or the Amended Generex License Agreement, by Elan or Generex, respectively, Newco shall indemnify, defend and hold harmless Elan or Generex, as the case may be, against all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys fees) relating directly or indirectly to all other claims or proceedings of the nature described in Clause 10.11, provided that Elan or Generex, as the case may be, shall not acknowledge to the third party or to any other person the validity of any claims of such a third party, and shall not compromise or settle any claim or proceedings relating thereto without the prior written consent to Newco, not to be unreasonably withheld or delayed. At its option, Elan or Generex, as the case may be, may elect to take over the conduct of such proceedings from Newco provided that Newco's indemnification obligations shall continue; the costs of defending such claim shall be borne by Elan or Generex, as the case may be and such Party shall not compromise or settle any such claim or proceeding without the prior written consent of Newco, such consent not to be unreasonably withheld or delayed.

                                    CLAUSE 11

           CROSS LICENSING/EXPLOITATION OF PRODUCTS OUTSIDE THE FIELDS

11.1 Solely for the purposes of, and only to the extent necessary, to enable Elan to conduct research and development work on behalf of Newco, Newco hereby grants to Elan a non-exclusive, worldwide, royalty-free, fully paid-up license for the terms of the Amended License Agreements:

         11.1.1   to use the Newco Intellectual Property in the Fields, and

         11.1.2 subject to the terms and conditions of the Amended Generex License Agreement and the Amended Elan License Agreement, a sublicense to use the Generex Intellectual Property and the Elan Intellectual Property in the Fields.

11.2 Solely for the purposes of, and only to the extent necessary, to enable Generex to conduct research and development work on behalf of Newco, Newco hereby grants to Generex a non-exclusive, worldwide, royalty-free, fully paid-up license for the terms of the Amended License Agreements:

         11.2.1   to use the Newco Intellectual Property in the Fields, and

         11.2.2 subject to the terms and conditions of the Amended Elan License Agreement and the Amended Generex License Agreement, a sublicense to use the Elan Intellectual Property and the Generex Intellectual Property in the Fields.

11.3 Elan and/or Generex shall be entitled to exploit the Newco Intellectual Property outside the Fields subject to the Parties negotiating a license agreement in good faith pursuant to which Newco will grant to Elan and/or Generex, as the case may be, a license under the Newco Intellectual Property outside the Fields (which license agreement shall provide, inter alia, whether the license of Newco Intellectual Property will be exclusive or non-exclusive). The financial terms of the said license agreement shall be negotiated by the Parties with reference to, inter alia, the following criteria:

         11.3.1 the amount of monies expended by Newco in developing the Newco Intellectual Property;

         11.3.2 the materiality of the contribution of the Newco Intellectual Property by comparison to the further research and development work to be conducted, and the materiality of the contribution of the Elan Intellectual Property and the Generex Intellectual Property;

         11.3.3 the financial return likely to be earned by Elan or Generex, as the case may be, from the proposed exploitation outside the Fields; and

         11.3.4 the impact of the proposed exploitation of the Newco Intellectual Property outside the Fields on the exploitation of the Newco Intellectual Property within the Fields.


                                    CLAUSE 12

                       REGULATORY MATTERS/CLINICAL TRIALS

12.1 Newco shall keep the other Parties promptly and fully advised of Newco's regulatory activities, progress and procedures. Newco shall inform the other Parties of any dealings it shall have with an RHA, and shall furnish the other Parties with copies of all correspondence relating to the Products. The Parties shall collaborate to obtain any required Regulatory Approval of the RHA to market the Products.

12.2 Newco shall, [ * ], file, prosecute and maintain any and all Regulatory Applications for the Products in the Territory in accordance with the Business Plan.

12.3 Any and all Regulatory Approvals obtained hereunder for any Product shall remain the property of Newco, provided that Newco shall allow Elan and Generex access thereto to enable Elan and Generex to fulfill their respective obligations and exercise their respective rights under this Amended JDOA. Newco shall maintain such Regulatory Approvals at its own cost.

12.4 It is hereby acknowledged that there are inherent uncertainties involved in the registration of pharmaceutical products with the RHA's insofar as obtaining approval is concerned and such uncertainties form part of the business risk involved in undertaking the form of commercial collaboration as set forth in this Amended JDOA.

12.5 The Management Committee shall be responsible for determining Newco's strategy as regards the conduct of any clinical trials with respect to the development of the Products. Any agreement between Newco and Elan or Generex, as the case may be, or between Newco and any independent third party relating to the conduct of any clinical trial with respect to the development of the Products shall require the prior approval in writing of Elan and Generex.

12.6 The Parties agree that each Party shall effect and maintain comprehensive general liability insurance in respect of all clinical trials and other activities performed by them on behalf of Newco. The Participants and Newco shall ensure that the industry standard insurance policies shall be in place for all activities to be carried out by Newco.


                                    CLAUSE 13

                                  MANUFACTURING

13.1 It is the expectation of the Parties that Newco shall enter into a supply agreement with Elan or Generex, as the case may be, to allow for the commercial production of such Product on behalf of Newco. In determining which of Elan or Generex shall provide such services, the Management Committee shall, in good faith, consider all relevant factors including the respective infrastructure and relevant experience of the respective Parties.

         Any such supply agreement (including a quality agreement) shall be negotiated and agreed by Newco and Elan or Generex, as the case may be not later than the date of completion of Phase III (as such term is commonly used in connection with FDA applications) of the R&D Plan. The terms of the said supply agreement shall be negotiated in good faith on standard industry and commercial terms.

         If each of Elan and Generex does not exercise its right hereunder to manufacture and supply, and/or subcontract the manufacture and supply the Product, then Newco shall be free to enter into negotiations with a third party (other than a Technological Competitor of Elan) to agree to terms upon which the third party would be licensed by Elan (on licensing terms satisfactory to Elan), by Generex (on licensing terms satisfactory to Generex) and by Newco to the extent necessary (on licensing terms satisfactory to Newco) to manufacture the relevant Product in the Territory, which terms when taken as a whole, are not more favorable to the third party than the principal terms of the last written proposal offered by Newco to Elan or by Elan to Newco, as the case may be.

13.2 Subject to the provisions of Clause 13.1, Newco shall be responsible for manufacturing, or having manufactured, all quantities of Products required for the development and commercialization of Products for use in the Fields.

                                    CLAUSE 14

                        TECHNICAL SERVICES AND ASSISTANCE

14.1 Whenever commercially and technically feasible, Newco shall contract with Generex or Elan, as the case may be, to perform such other services as Newco may require, other than those specifically dealt with hereunder or in the Amended License Agreements. In determining which Party should provide such services, the Management Committee shall take into account the respective infrastructure, capabilities and experience of Elan and Generex. There shall be no obligation upon either of Generex or Elan to perform such services.

14.2 Newco shall, if the Participants so agree, conclude an administrative support agreement with Elan and/or Generex on such terms as the Parties thereto shall in good faith negotiate. The administrative services shall include one or more of the following administrative services as requested by Newco:

         14.2.1   accounting, financial and other services;

         14.2.2   tax services;

         14.2.3   insurance services;

         14.2.4   human resources services;

         14.2.5   legal and company secretarial services;

         14.2.6   patent and related intellectual property services; and

         14.2.7 all such other services consistent with and of the same type as those services to be provided pursuant to this Amended JDOA, as may be required.

         The foregoing list of services shall not be deemed exhaustive and may be changed from time to time upon written request by Newco.

14.3 If Elan or Generex so requires, Generex or Elan, as the case may be, shall receive, at times and for periods mutually acceptable to the Parties, employees of the other Party (such employees to be acceptable to the receiving Party in the matter of qualification and competence) for instruction in respect of the Elan Intellectual Property or the Generex Intellectual Property, as the case may be, as necessary to further the Project.

14.4 The employees received by Elan or Generex, as the case may be, shall be subject to obligations of confidentiality no less stringent than those set out in Clause 21 and such employees shall observe the rules, regulations and systems adopted by the Party receiving the said employees for its own employees or visitors.

                                    CLAUSE 15

             AUDITORS, BANKERS, ACCOUNTING REFERENCE DATE; SECRETARY

Unless otherwise agreed by the Participants and save as may be provided to the contrary herein:

15.1 the bankers of Newco shall be Bank of Bermuda or such other bank as may be mutually agreed from time to time;

15.2 the accounting reference date of Newco shall be July 31st in each Financial Year; and

15.3 the secretary of Newco shall be I.S. Outerbridge or such other Person as may be appointed by the Directors from time to time.


                                    CLAUSE 16

                              TRANSFERS OF SHARES;
                     RIGHT OF FIRST OFFER; TAG ALONG RIGHTS

General:

16.1. Until such time as the Common Shares shall be registered pursuant to the Exchange Act and be publicly traded in an established securities market, no Shareholder shall, directly or indirectly, sell or otherwise transfer (each, a "Transfer") any Shares held by it except in as expressly permitted by and accordance with the terms of this Amended JDOA. Newco shall not, and shall not permit any transfer agent or registrar for any Shares to, transfer upon the books of Newco any Shares from any Shareholder to any transferee, in any manner, except in accordance with this Amended JDOA, and any purported transfer not in compliance with this Amended JDOA shall be void.

         During the R&D Term, no Shareholder shall, directly or indirectly, sell or otherwise Transfer any of its legal and/or beneficial interest in the Shares held by it to any other Person. After completion of the R&D Term, a Shareholder may Transfer Shares provided such Shareholder complies with the provisions of Clauses 16.2 and 16.3.

         Notwithstanding anything contained herein to the contrary, at all times, EIS and/or Generex shall have the right to Transfer any Shares to their Affiliates provided, however, that such assignment does not result in adverse tax consequences for any other Parties and EIS shall have the right to Transfer any Shares to a special purpose financing or similar entity established by Elan or EIS; provided, that such Affiliates or other Permitted Transferee to which such legal and/or beneficial interest in the Shares have been transferred shall agree to be expressly subject to and bound by all the limitations and provisions which are embodied in this Amended JDOA.

16.2 No Shareholder shall, except with the prior written consent of the other Shareholder, create or permit to subsist any Encumbrance over, or grant any option or other rights in all or any of the Shares held by it (other than by a Transfer of such Shares in accordance with the provisions of this Amended JDOA).

16.3     Rights of First Offer:

         If at any time after the end of the R&D Term a Shareholder shall desire to Transfer any Shares owned by it (a "Selling Shareholder"), in any transaction or series of related transactions other than a Transfer to an Affiliate or subsidiary or in the case of EIS to a special purpose financing or similar entity established by EIS, then such Selling Shareholder shall deliver prior written notice of its desire to Transfer (a "Notice of Intention") (i) to Newco and (ii) to the Shareholders who are not the Selling Shareholder (and any transferee thereof permitted hereunder, if any), as applicable, setting forth such Selling Shareholder's desire to make such Transfer, the number of Shares proposed to be transferred (the "Offered Shares") and the proposed form of transaction (the "Transaction Proposal"), together with any available documentation relating thereto, if any, and the price at which such Selling Shareholder proposes to Transfer the Offered Shares (the "Offer Price"). The "Right of First Offer" provided for in this Clause 16 shall be subject to any "Tag Along Right" benefiting a Shareholder which may be provided for by Clause 16, subject to the exceptions set forth therein.

         Upon receipt of the Notice of Intention, the Shareholders who are not the Selling Shareholder shall have the right to purchase at the Offer Price the Offered Shares, exercisable by the delivery of notice to the Selling Shareholder (the "Notice of Exercise"), with a copy to Newco, within [ * ] from the date of receipt of the Notice of Intention. If no such Notice of Exercise has been delivered by the Shareholders who are not the Selling Shareholder within such [ * ] period, or such Notice of Exercise does not relate to all of the Offered Shares covered by the Notice of Intention, then the Selling Shareholder shall be entitled to Transfer all of the Offered Shares to the intended transferee. In the event that all of the Offered Shares are not purchased by the non-selling Shareholders, the Selling Shareholder shall sell the available Offered Shares within [ * ] after the delivery of such Notice of Intention on terms no more favorable to a third party than those presented to the non-selling Shareholders. If such sale does not occur, the Offered Shares shall again be subject to the Right of First Offer set forth in Clause 16.3.

         In the event that any of the Shareholders who are not the Selling Shareholder exercises their right to purchase all of the Offered Shares (in accordance with this Clause 16), then the Selling Shareholder shall sell all of the Offered Shares to such Shareholder(s), in the amounts set forth in the Notice of Intention, after not less than [ * ] and not more than [ * ] from the date of the delivery of the Notice of Exercise. In the event that more than one of the Shareholders who are not the Selling Shareholders wish to purchase the Offered Shares, the Offered Shares shall be allocated to such Shareholders on the basis of their pro rata equity interests in Newco.

         The rights and obligations of each of the Shareholders pursuant to the Right of First Offer provided herein shall terminate upon the date that the Common Shares is registered under Section 12(b) or 12(g) of the Exchange Act.

         At the closing of the purchase of all of the Offered Shares by the Shareholders who are not the Selling Shareholder (scheduled in accordance with Clause 16), the Selling Shareholder shall deliver certificates evidencing the Offered Shares being sold, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the Shareholders who are not the Selling Shareholder, duly executed by the Selling Shareholder, free and clear of any adverse claims, against payment of the purchase price therefor in cash, and such other customary documents as shall be necessary in connection therewith.

16.4     Tag Along Rights:

         Subject to Clause 16.3, a Shareholder (the "Transferring Shareholder") shall not Transfer (either directly or indirectly), in any one transaction or series of related transactions, to any Person or group of Persons, any Shares, unless the terms and conditions of such Transfer shall include an offer to the other Shareholders (the "Remaining Shareholders"), to sell Shares at the same price and on the same terms and conditions as the Transferring Shareholder has agreed to sell its Shares (the "Tag Along Right").

         In the event a Transferring Shareholder proposes to Transfer any Shares in a transaction subject to this Clause 16.4, it shall notify, or cause to be notified, the Remaining Shareholders in writing of each such proposed Transfer. Such notice shall set forth: (i) the name of the transferee and the amount of Shares proposed to be transferred, (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the transferee (the "Transferee Terms") and (iii) that the transferee has been informed of the Tag Along Right provided for in this Clause 16.4, if such right is applicable, and the total number of Shares the transferee has agreed to purchase from the Shareholders in accordance with the terms hereof.

         The Tag Along Right may be exercised by each of the Remaining Shareholders by delivery of a written notice to the Transferring Shareholder (the "Co-sale Notice") within [ * ] following receipt of the notice specified in the preceding subsection. The Co-sale Notice shall state the number of Shares owned by such Remaining Shareholder which the Remaining Shareholder wishes to include in such Transfer; provided, however, that without the written consent of the Transferring Shareholder, the amount of such securities belonging to the Remaining Shareholder included in such Transfer may not be greater than such Remaining Shareholder's percentage beneficial ownership of Fully Diluted Common Shares multiplied by the total number of Fully Diluted Common Shares to be sold by both the Transferring Shareholder and all Remaining Shareholders. Upon receipt of a Co-sale Notice, the Transferring Shareholder shall be obligated to transfer at least the entire number of Shares set forth in the Co-sale Notice to the transferee on the Transferee Terms; provided, however, that the Transferring Shareholder shall not consummate the purchase and sale of any Shares hereunder if the transferee does not purchase all such Shares specified in all Co-sale Notices. If no Co-sale Notice has been delivered to the Transferring Shareholder prior to the expiration of the [ * ] period referred to above and if the provisions of this Section have been complied with in all respects, the Transferring Shareholder shall have the right for a [ * ] period to Transfer Shares to the transferee on the Transferee Terms without further notice to any other party, but after such [ * ], no such Transfer may be made without again giving notice to the Remaining Shareholders of the proposed Transfer and complying with the requirements of this Clause 16.

         At the closing of any Transfer of Shares subject to this Clause 16.4, the Transferring Shareholder, and the Remaining Shareholder, in the event such Tag Along Right is exercised, shall deliver certificates evidencing such securities as have been Transferred by each, duly endorsed, or accompanied by written instruments of transfer in form reasonably satisfactory to the transferee, free and clear of any adverse claim, against payment of the purchase price therefor.

         Notwithstanding the foregoing, this Clause 16.4 shall not apply to any sale of Common Shares pursuant to an effective registration statement under the Securities Act in a bona fide public offering.


                                    CLAUSE 17

                      MATTERS REQUIRING DIRECTORS' APPROVAL

17.1 In consideration of Generex and Elan agreeing to enter into the Amended License Agreements, the Parties hereby agree, notwithstanding the provisions of Clause 6.4 that Newco shall not without the prior approval in writing of the EIS Director and a Generex Director:

         17.1.1. issue any unissued Shares or unissued Common Shares Equivalents, or create or issue any new shares (including a split of the Shares) or Common Shares Equivalents, except as expressly permitted by the Newco Bye-Laws;

         17.1.2. alter any rights attaching to any class of share in the capital of Newco or alter the Newco Bye-Laws;

         17.1.3. consolidate, sub-divide or convert any of Newco's share capital or in any way alter the rights attaching thereto;

         17.1.4 dispose of all or substantially all of the assets of Newco;

         17.1.5. do or permit to be done any act or thing whereby Newco may be wound up (whether voluntarily or compulsorily), save as otherwise expressly provided for in this Amended JDOA;

         17.1.6. subject to Clause 23.13, assign, license or sub-license any of the Newco Intellectual Property;

         17.1.7       alter the number of Directors

         17.1.8. change the domicile of Newco from, or discontinue Newco out of, Bermuda;

         17.1.9 register any Shares of Newco for public trading with any governmental authority for public trading in any securities market;

         17.1.10 declare or pay any dividend or make any distribution, directly or indirectly, with respect to its capital Shares; or issue, sell, exchange, deliver, redeem, purchase or otherwise acquire or dispose of any shares of its capital stock or other securities; and

         17.1.11 adopt or register or use any trade name, trademark or service mark on behalf of Newco.


                                    CLAUSE 18

                                    DISPUTES

18.1 Except as provided in Clause 21.7, should any dispute or difference arise between Elan and Generex, or between Elan or Generex and Newco, during the period that this Amended JDOA is in force, then any Party may forthwith give notice to the other Parties that it wishes such dispute or difference to be referred to a designated senior officer of each of Elan and Generex.

18.2 In any event of a notice being served in accordance with Clause 18.1, each of the Participants shall within [ * ] of the service of such notice prepare and circulate to the designated senior officer of each of Elan and Generex a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting that position. Each memorandum or statement shall be considered by the designated senior officers of each of Elan and Generex who shall endeavor to resolve the dispute. If designated senior officers of each of Elan and Generex agree upon a resolution or disposition of the matter, they shall each sign a statement which sets out the terms of their agreement. The Participants agree that they shall exercise the voting rights and other powers available to them in relation to Newco to procure that the agreed terms are fully and promptly carried into effect.

18.3 In the event the designated senior officers of each of Elan and Generex are unable to resolve a dispute or difference within [ * ] of its being referred to them under Clause 18.1, the following procedures shall apply:

         18.3.1 If the dispute relates to the interpretation of this Amended JDOA or any other Definitive Document or the compliance of the Parties with their legal obligations thereunder other than confidentiality obligations, or the ownership of any intellectual property, the provisions of Clauses 23.9.2 and
                  23.9.3 shall govern.

         18.3.2 If the dispute does not relate to the interpretation of this Amended JDOA or any other Definitive Document or the compliance of the Parties with their legal obligations thereunder, or the ownership of any intellectual property, the provisions of Clause 18.4 shall govern.

18.4 The designated senior officers of each of Elan and Generex shall, if they are unable to resolve a dispute or difference described in Clause
         18.3.2 within [ * ] of such referral, and if so agreed to by Elan and Generex, refer the matter to an independent expert in pharmaceutical product development and marketing (including clinical development and regulatory affairs) jointly selected by the designated senior officers of each of Elan and Generex (the "Expert").

         In the event the designated senior officers of each of Elan and Generex cannot agree upon the designation of the Expert, the Participants shall request the American Arbitration Association ("AAA"), sitting in the City of New York to select the Expert. In each case, the Expert shall be selected having regard to his suitability to determine the particular dispute or difference on which the Expert is being requested to determine. Unless otherwise agreed between the designated senior officers of each of Elan and Generex, the following rules shall apply to the appointment of the Expert. The fees of the AAA and the Expert shall be shared equally by the Participants. The Expert shall be entitled to inspect and examine all documentation and any other material which the Expert may consider to be relevant to the dispute. The Expert shall afford each Party a reasonable opportunity (in writing or orally) of stating reasons in support of such contentions as each Party may wish to make relative to the matters under consideration. The Expert shall give notice in writing of his determination to the Parties within such time as may be stipulated in his terms of appointment or in the absence of such stipulation as soon as practicable but in any event within four weeks from the reference of the dispute or difference to him.

18.5 Any determination by the Expert of a dispute or difference shall not be binding on the Parties.


                                    CLAUSE 19

                                   TERMINATION

19.1 his Amended JDOA shall govern the operation and existence of Newco until

         19.1.1   terminated by written agreement of all Parties hereto; or

         19.1.2   otherwise terminated in accordance with this Clause 19.

19.2 For the purpose of this Clause 19, a "Relevant Event" is committed by a Participant if:

         19.2.1 it commits a material breach of its representations, warranties or obligations under this Amended JDOA and fails to cure it within 60 days of being specifically required in writing to do so by the other Participant; provided, however, that if the breaching Participant has proposed a course of action to cure the breach and is acting in good faith to cure same but has not cured the breach by the 60th day, such period shall be extended by such period as is reasonably necessary to permit the breach to be cured, provided that such period shall not be extended by more than 90 days, unless otherwise agreed in writing by the Parties; or

         19.2.2 a distress, execution, sequestration or other process is levied or enforced upon or sued out against a material part of its property which is not discharged or challenged within 30 days; or

         19.2.3 it is unable to pay its debts in the normal course of business; or

         19.2.4 it ceases wholly or substantially to carry on its business, otherwise than for the purpose of a reconstruction or amalgamation, without the prior written consent of the other Participant (such consent not to be unreasonably withheld); or

         19.2.5 the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer of such Participant or over all or substantially all of its assets under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland; or

         19.2.6 an application or petition for bankruptcy, corporate re-organization, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, including without limitation, the United States of America, Bermuda or Ireland, is filed, and is not discharged within 60 days, or a Participant applies for or consents to the appointment of a receiver, administrator, examiner or similar officer of it or of all or a material part of its assets, rights or revenues or the assets and/or the business of a Participant are for any reason seized, confiscated or condemned.

19.3 If either Participant commits a Relevant Event, the other Participant shall be entitled, within three months of the occurrence of the Relevant Event, to require the defaulting Participant (the "Recipient Participant") to sell on reasonable terms of payment to the non-defaulting Participant (the "Proposing Participant") all (but not some only) of the Shares, held or beneficially owned by the Recipient Participant for an amount equal to 90% of the fair market value of the Shares of the Recipient Participant (the "Buyout Option").

19.4 The Proposing Participant shall notify the Recipient Participant of the exercise of the Buyout Option, no later than 30 business days prior to the proposed exercise thereof, by delivering written notice to the Recipient Participant stating that the Buyout Option is exercised and the price at which the Proposing Participant is willing to purchase the Shares of the Recipient Participant.

19.5 In the event that the Participants do not agree upon a purchase price for the Shares within five business days following the receipt by the Recipient Participant of written notice from the Proposing Participant pursuant to Clause 19.4 above, the Proposing Participant may contact the American Arbitration Association, sitting in New York City and request that an independent US-based arbitrator who is knowledgeable of the pharmaceutical/biotechnology industry be appointed within 10 business days. The AAA shall endeavor to select an arbitrator who is technically knowledgeable in the pharmaceutical/biotechnology industry (and who directly and through his affiliates, has no business relationship with, or shareholding in, either the Proposing Participant or the Recipient Participant). Promptly upon being notified of the arbitrator's appointment, the Proposing Participant and the Recipient Participant shall submit to the arbitrator details of their assessment of the fair market value for the Shares of the Recipient Participant together with such information as they think necessary to validate their assessment. The arbitrator shall notify the Recipient Participant of 90% of the fair market value assessed by the Proposing Participant (the "Proposing Participant Price") and shall notify the Proposing Participant of 90% of the fair market value assessed by the Recipient Participant (the "Recipient Participant Price"). The Proposing Participant and the Recipient Participant shall then be entitled to make further submissions to the arbitrator within five business days explaining why the Recipient Participant Price or the Proposing Participant Price, as the case may be, is unjustified. The arbitrator shall thereafter meet with the Proposing Participant and the Recipient Participant and shall thereafter choose either the Recipient Participant Price or the Proposing Participant Price (but not any other price) as the purchase price for the Shares (the "Purchase Price") on the basis of which price the arbitrator determines to be closer to 90% of the fair market value for the Shares of the Recipient Participant. The arbitrator shall use his best efforts to determine the Purchase Price within 30 business days of his appointment. The Proposing Participant and the Recipient Participant shall bear the costs of the arbitrator equally provided that the arbitrator may, in his discretion, allocate all or a portion of such costs to one Party. Any decision of the arbitrator shall be final and binding.

19.6 The Proposing Participant shall purchase the Shares of the Recipient Participant by delivery of the Purchase Price in cash no later than the 15th business day following determination of the Purchase Price by the Expert.

19.7 The Shares of the Recipient Participant so transferred shall be sold by the transferor as beneficial owner with effect from the date of such transfer free from any lien, charge or encumbrance with all rights and restrictions attaching thereto.

19.8 If the Proposing Participant exercises the Buyout Option, both parties will negotiate in good faith to agree to additional reasonable provisions and/or amendments to the Amended License Agreements to protect the intellectual property rights of the Recipient Party.

19.9 If either Participant commits a Relevant Event, the other Shareholder shall have in addition to all other legal and equitable rights and remedies hereunder, the right to terminate this Amended JDOA upon 30 days' written notice.

19.10 In the event of a termination of the Amended Elan License Agreement and/or the Amended Generex License Agreement, both parties will negotiate in good faith to determine whether this Amended JDOA should be terminated and if so, which provisions should survive termination.

19.11    The provisions of Clauses 1 (Definitions); 3 (Representations); 7.4 and
         7.5 (Development Work); 9 (Ownership of Intellectual Property); 10.4, 10.5, 10.7, and 10.9 to 10.12, inclusive (Intellectual Property Rights); 11.3 (Exploitation Outside the Fields); 12.3, 12.5, and 12.6 (Regulatory Matters); 16 (Transfers of Shares); 17 (Matters Requiring Directors' Approval); 19.3 to 19.11, inclusive (Termination); 20 (Share Rights); 21 (Confidentiality); 22.2 (Costs) and 23 (General) shall survive the termination of this Amended JDOA under this Clause 19; all other terms and provisions of this Amended JDOA shall cease to have effect and be null and void upon the termination of this Amended JDOA.

                                    CLAUSE 20

                                  SHARE RIGHTS

The provisions regulating the rights and obligations attaching to the Common Shares and the Preference Shares are set out in the Newco Bye-laws.


                                    CLAUSE 21

                                 CONFIDENTIALITY

21.1 The Parties and/or Newco acknowledge and agree that it may be necessary, from time to time, to disclose to each other or give access to each other confidential and/or proprietary information, including without limitation, inventions, works of authorship, trade secrets, specifications, designs, data, know-how and other information, relating to the Fields, the Products, present or future products, the Newco Intellectual Property, the Elan Intellectual Property or the Generex Intellectual Property, as the case may be, methods, compounds, research projects, work in process, services, sales suppliers, customers, employees and/or business of the disclosing Party, whether in oral, written, graphic or electronic form (collectively "Confidential Information").

21.2 Save as otherwise specifically provided herein, any Confidential Information revealed by a Party to another Party shall be maintained as confidential and shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's rights and obligations under this Amended JDOA, and for no other purpose. Confidential Information shall not include:

         21.2.1   information that is generally available to the public;

         21.2.2   information that is made public by the disclosing Party;

         21.2.3 information that is independently developed by the receiving Party, as evidenced by such Party's records, without the aid, application or use of the disclosing Party's Confidential Information;

         21.2.4 information that is published or otherwise becomes known to the public without any disclosure by the receiving Party, or on the part of the receiving Party's directors, officers, agents, representatives or employees;

         21.2.5 information that becomes available to the receiving Party on a non-confidential basis, whether directly or indirectly, from a source other than the disclosing Party, which source did not acquire this information on a confidential basis; or

         21.2.6 information which was already in the possession of the receiving Party at the time of receiving such information, as evidenced by its records, provided such information was not previously provided to the receiving party from a source which was under an obligation to keep such information confidential; or

         21.2.7 information that is the subject of a written permission to disclose, without restriction or limitation, by the disclosing Party.

21.3 The receiving Party will be entitled to disclose Confidential Information which the receiving Party is required to disclose pursuant to:

         21.3.1 a valid order of a court or other governmental body or any political subdivision thereof or as otherwise required by law, rule or regulation; or; or

         21.3.2   any other requirement of law;

         provided that if the receiving Party becomes legally required to disclose any Confidential Information, the receiving Party shall give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or confidential treatment or other appropriate remedy concerning any such disclosure. The receiving Party shall fully co-operate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required.

21.4 Save as otherwise specifically provided herein, each Party agrees to disclose Confidential Information of another Party only to those employees, representatives, agents requiring knowledge thereof in connection with their duties directly related to the fulfilling of the Party's obligations under this Amended JDOA, so long as such persons are under an obligation of confidentiality no less stringent than as set forth herein. With respect to third parties, each Party further agrees that, in the event it becomes necessary to disclose Confidential Information of another Party, the disclosing Party shall only disclose such Confidential Information as is reasonably necessary to further or fulfill the disclosing Party's obligations under this Amended JDOA and then only so long as such third party is under an obligation of confidentiality no less stringent than as set forth herein, provided that, solely with respect to the Generex Intellectual Property or the Elan Intellectual Property, as the case may be, and only to the extent the Generex Intellectual Property or the Elan Intellectual Property to be disclosed constitutes Confidential Information, prior to disclosure, a disclosing Party shall provide Generex or Elan, as the case may be, with reasonable notice as to the Confidential Information with respect to Generex Intellectual Property or Elan Intellectual Property, as the case may be, to be disclosed. Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Amended JDOA and their duties hereunder and to obtain their consent hereto as a condition of receiving Confidential Information. Each Party agrees that it will exercise the same degree of care and protection to preserve the proprietary and confidential nature of the Confidential Information disclosed by a Party, as the receiving Party would exercise to preserve its own Confidential Information. Each Party agrees that it will, upon request of another Party, return all documents and any copies thereof containing Confidential Information belonging to or disclosed by such other Party. Each Party shall promptly notify the other Parties upon discovery of any unauthorized use or disclosure of the other Parties' Confidential Information.

21.5 Any breach of this Clause 21 by any employee, representative or agent of a Party is considered a breach by the Party itself.

21.6 The provisions relating to confidentiality in this Clause 21 shall remain in effect during the Term and for a period of [ * ] following the termination of this Amended JDOA.

21.7 The Parties agree that the obligations of this Clause 21 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party expressly agrees that monetary damages would be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein. Accordingly, the Parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law or in equity or otherwise, any Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Clause 21, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with its damages and reasonable counsel fees and expenses to enforce its rights hereunder, without the necessity of proving actual or express damages. The dispute resolution procedures set forth in Clause 18 shall not apply to any breach or threatened breach of the provisions of this Clause 21.

                                    CLAUSE 22

                                      COSTS

22.1 Each Shareholder shall bear its own legal and other costs incurred in relation to preparing and concluding this Amended JDOA and the Definitive Documents.

22.2 All other costs, legal fees, registration fees and other expenses relating to the transactions contemplated hereby, including the costs and expenses incurred in relation to the incorporation of Newco, shall be borne by Newco.


                                    CLAUSE 23

                                     GENERAL

23.1     Exclusion of liability:

         Notwithstanding anything to the contrary in this Amended JDOA, no Party shall be liable to any other Party by reason of any representation or warranty, condition or other term or any duty of common law, or under the express terms of this Amended JDOA, for any consequential, special or incidental or punitive loss or damage (whether for loss of current or future profits, loss of enterprise value or otherwise) and whether occasioned by the negligence of the respective Parties, their employees or agents or otherwise.

23.2     Good Faith:

         Each of the Parties agrees to act reasonably in giving effect to the provisions of this Amended JDOA.

23.3     Further Assurance:

         At the request of any of the Parties, the other Party or Parties shall (and shall use reasonable efforts to procure that any other necessary parties shall) execute and perform all such documents, acts and things as may reasonably be required subsequent to the signing of this Amended JDOA for assuring to or vesting in the requesting Party the full benefit of the terms hereof.

23.4     No Representation:

         Each of the Parties hereto hereby acknowledges that in entering into this Amended JDOA it has not relied on any representation or warranty except as expressly set forth herein or in any document referred to herein.

23.5     Force Majeure:

         Neither Party to this Amended JDOA shall be liable for delay in the performance of any of its obligations hereunder if such delay is caused by or results from causes beyond its reasonable control, including without limitation, acts of God, fires, strikes, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances or intervention of any relevant government authority, but any such delay or failure shall be remedied by such Party as soon as practicable.

23.6     Relationship of the Parties:

         Nothing contained in this Amended JDOA is intended or is to be construed to constitute Elan or EIS and Generex as partners, or Elan or EIS as an employee or agent of Generex, or Generex as an employee or agent of Elan or EIS.

         No Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of another Party or to bind another Party to any contract, agreement or undertaking with any third party.

23.7     Counterparts:

         This Amended JDOA may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Amended JDOA.

23.8     Notices:

         Any notice to be given under this Amended JDOA shall be sent in writing in English by registered or recorded delivery post or reputable overnight courier or telefaxed to:

         Elan at:

         c/o Elan International Services, Ltd.,
         102 St. James Court,
         Flatts, Smiths FL04,
         Bermuda.

         Attention:           President
         Telephone:           441-292-9169
         Fax:                 441-292-2224

         and

         Elan International Services, Ltd.
         102 St. James Court
         Flatts, Smiths FL04
         Bermuda
         Attention:           President
         Telephone:           441-292-9169
         Fax:                 441-292-2224


         Generex at:

         Generex Biotechnology Corporation
         33 Harbour Square, Suite 202,
         Toronto, Ontario
         Canada M5J 2G2

         Attn: Chief Executive Officer
         Telephone            416-364-8288
         Fax:                 416-364-8782

         with a copy to:

         Eckert Seamans Cherin & Mellott, LLC
         1515 Market Street
         9th Floor
         Philadelphia, PA 19102
         Attention:  [ * ], Esq.


         Newco at:

         Clarendon House,
         2 Church St.,
         Hamilton,
         Bermuda
         Attention:           Secretary
         Telephone:           441-292-9169
         Fax:                 441-292-2224


         or to such other address(es) as may from time to time be notified by any Party to the others hereunder.

         Any notice sent by mail shall be deemed to have been delivered within 7 business days after dispatch or delivery to the relevant courier and any notice sent by telefax shall be deemed to have been delivered upon confirmation of receipt. Notices of change of address shall be effective upon receipt. Notices by telefax shall also be sent by another method permitted hereunder.

23.9     Governing Law

23.9.1. This Amended JDOA shall be governed by and construed in accordance with the laws of the State of New York.

23.9.2   In the event that a dispute regarding the matters described in Clause
         18.3.1 is not resolved pursuant to the provisions of Clause 18.1, the Parties agree to consider other dispute resolution mechanisms including mediation.

23.9.3 In the event that the Parties fail to agree on a mutually acceptable dispute resolution mechanism under Clause 23.9.2 or in the event that the dispute is not resolved pursuant to any dispute resolution mechanism agreed by the Parties under Clause 23.9.2 within 6 months, the dispute shall be finally settled by the courts of competent jurisdiction. For the purposes of this Amended JDOA the parties submit to the [ * ] jurisdiction of the courts of the State of New York.

23.10    Severability:

         If any provision in this Amended JDOA is agreed by the Parties to be, deemed to be or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto, such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and the validity, legality and enforceability of the remaining provisions of this Amended JDOA shall not be impaired or affected in any way.

23.11    Amendments:

         No amendment, modification or addition hereto shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of all Parties.

23.12    Waiver:

         No waiver of any right under this Amended JDOA shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any future breach or failure to perform or of any other right arising under this Amended JDOA.

23.13    Assignment:

         None of the Parties shall be permitted to assign its rights or obligations hereunder without the prior written consent of the other Parties except as follows:

         23.13.1 Elan, EIS and/or Generex shall have the right to assign their rights and obligations hereunder to their Affiliates provided, however, that such assignment does not result in adverse tax consequences for any other Parties.

         23.13.2 Elan and EIS shall have the right to assign their rights and obligations hereunder to a special purpose financing or similar entity established by Elan or EIS.

23.14    Assignment of Newco Intellectual Property:

         Upon one month's prior notice in writing from Elan to Newco and Generex, Newco shall assign the Newco Intellectual Property from Newco to a wholly-owned subsidiary of Newco to be incorporated in Ireland, which company shall be newly incorporated to facilitate such assignment.

23.15    Whole Agreement:

         Except as otherwise provided in Section 9 of the Generex Securities Agreement, this Amended JDOA (including the Schedules attached hereto) and the Definitive Documents set forth all of the agreements and understandings between the Parties with respect to the subject matter hereof, and supersede all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties other than as set forth in this Amended JDOA and the Definitive Documents and the Newco Bye-laws.

         In the event of any ambiguity or conflict arising between the terms of this Amended JDOA and those of the Newco Bye-Laws, the terms of this Amended JDOA shall prevail except with respect to the rights and obligations attaching to the Common Shares and the Preference Shares, where the Newco Bye-Laws shall prevail.

         No provision of this Amended JDOA shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between any of the Parties unless specifically referred to, and solely to the extent provided herein. In the event of a conflict between the provisions of this Amended JDOA and the provisions of the Amended License Agreements, the terms of this Amended JDOA shall prevail unless this Amended JDOA specifically provide otherwise.

         Nothing contained herein shall be deemed to negate any rights or obligations of any of the Parties that have accrued between the Closing Date and the Effective Date, save to the extent expressly provided herein.

23.16    Successors:

         This Amended JDOA shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.


IN WITNESS WHEREOF, the Parties hereto have executed this Amended JDOA on the day first set forth above.

                                               SIGNED

                                               BY:_______________________

                                               for and on behalf of
                                               ELAN CORPORATION, PLC


                                               SIGNED

                                               BY:_______________________

                                               for and on behalf of
                                               ELAN INTERNATIONAL SERVICES, LTD.


                                               SIGNED

                                               BY:_______________________

                                               for and on behalf of
                                               GENEREX BIOTECHNOLOGY CORPORATION


                                               SIGNED

                                               BY:_______________________

                                               for and on behalf of
                                               GENEREX (BERMUDA), LTD.

                                   Schedule 1

                                      [ * ]

                                   Schedule 2

                                      [ * ]

                                   Schedule 3

                      Decisions of the Management Committee

         1. Make a material Newco determination outside the ordinary course of Business, including, among other things, acquiring or disposing of intellectual property and licenses or sublicenses, changing the Business as it relates to the Licensed Technologies; and entering into joint ventures and similar arrangements as they relate to the Licensed Technologies;

         2. [ * ], enter into any contract or transaction except in the ordinary course of business on arm's length terms;

         3. amend or vary the terms of the Amended Generex License Agreement or the Amended Elan License Agreement;

         4. [ * ], permit a person other than Newco to own a regulatory approval relating to the Product(s);

         5. [ * ], amend or vary the Business Plan or the Newco budget as they relate to the Licensed Technologies.

                                   Schedule 4

                           Preliminary Clinical Plan



                                     [ * ]

                                   Schedule 5

                             Clause 6.4 Calculation

I.
--------------------------------------------------------------------------------
                                                      -                Funding
                                                  Ownership          Provided to
                                                 Percentage             Date


Generex                                               80%             8,000,000
EIS                                                   20%             2,000,000
--------------------------------------------------------------------------------
Next Funding Requirement                        1,000,000

Necessary Contribution Based
on Next FundingRequirement:
      Generex                                     800,000
      EIS                                         200,000
--------------------------------------------------------------------------------

Assume EIS chooses to fund $0 and Generex chooses to fund the entire $1,000,000. Generex would be issued the following amount of Common Shares and/or Preference
Shares:


                 (Total of Funding Paid by Generex in Applicable
                         Funding Event) - (Total Funding
            Paid by Generex in Applicable Funding Event )x (Generex's
                          percentage ownership of Newco
                immediately before the Applicable Funding Event)
                                   divided by
         per share purchase price of Common Shares and Preference Shares








(1,000,000) - (1,000,000) x (.8)
per share purchase price                       =              shares


--------------------------------------------------------------------------------



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